Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Closes Sale of Postle Assets for $859.8 Million

Updates Second Quarter 2013 Guidance

Q2 2013 Production 8.5 MMBOE Up 5.9% over Q1 2013

Up 15.7% over Q2 2012

Up 18.3% Excluding Postle from Q2 2012 and Q2 2013

DENVER – July 15, 2013 – Whiting Petroleum Corporation (NYSE: WLL) today closed the previously announced sale to BreitBurn Energy Partners L.P. (NASDAQ: BBEP) of its Enhanced Oil Recovery (EOR) projects in the Postle and NE Hardesty Fields, Texas County, Oklahoma. The sale includes the related Dry Trail plant gathering and processing facilities, oil delivery pipeline, 60% interest in the 120-mile Transpetco CO2 pipeline, CO2 supply contracts and certain crude oil swaps. The all cash purchase price was $859.8 million, subject to closing and post-closing adjustments. Whiting expects the net proceeds from the sale to be approximately $850 million after estimated expenses and $836 million after adjustment primarily for two months of net revenues received by Whiting between the effective date and the closing date. Whiting will operate the properties under a transition services agreement until October 31, 2013.

Whiting has determined the appropriate accounting treatment is to include the Postle assets in Whiting’s results of operations through the closing date of July 15, 2013.

Wells Fargo & Co. acted as financial advisor to Whiting with respect to this transaction and Raymond James Financial, Inc. provided a fairness opinion to the Company’s board of directors. Foley & Lardner LLP acted as legal advisor to Whiting with respect to this transaction.

Revised Outlook for Second Quarter

The following table provides updated guidance for the second quarter of 2013 that includes Postle and NE Hardesty Fields as continuing operations. Whiting will provide updated guidance for the full year 2013 in its second quarter earnings press release. Production in the second quarter exceeded the high end of guidance in Whiting’s April 24, 2013 news release primarily due to increasing production at its Redtail, Hidden Bench, Missouri Breaks, Sanish/Parshall and North Ward Estes projects.

Guidance Second Quarter 2013(4)
Production (MMBOE) (1)	8.50
Lease operating expense per BOE	$12.37
General and admin. expense per BOE (2)	$3.44
Interest expense per BOE	$2.72
Depr., depletion and amort. per BOE	$26.29
Prod. taxes (% of production revenue)	8.26%
Oil price differentials to NYMEX per Bbl(3)	$(5.08)
Gas price premium to NYMEX per Mcf	$0.17

(1)	The production attributable to the Postle field was 0.7 MMBOE or 7.56 MBOE per day for the second quarter of 2013.
(2)	A $21.7 million charge under the Whiting Production Participation Plan related to the Postle sale will be taken in the third quarter of 2013.
(3)	Does not include the effect of NGLs.
(4)

During the second quarter we will take a $11.6MM charge to exploration expense primarily related to an exploratory Ellenburger test on a small acreage position in Bandera County, Texas. Total exploration expense for the second quarter is $24.3MM.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain, Permian Basin, Mid-Continent, Michigan and Gulf Coast regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal government that could have a negative effect on the oil and gas industry; impacts of the global recession and tight credit markets; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; our ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry in the regions in which we operate; risks arising out of our hedging transactions; and other risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2012. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.